SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 22, 2004
Date of Report (Date of earliest event reported)

WESTCOAST HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)

201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)

(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 22, 2004, WestCoast Hospitality Corporation (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Anupam Narayan pursuant to which he is serving as the Company’s Executive Vice President, Chief Investment Officer. On November 22, 2004, the Company issued a press release announcing the appointment of Mr. Narayan as an executive officer. The press release also announced that Peter P. Hausback, who currently serves as the Company’s Vice President, Chief Financial Officer, will be leaving the Company on January 15, 2005, following which Mr. Narayan will also serve as the Company’s Chief Financial Officer. A copy of this press release is filed pursuant to Item 9.01 of this current report and incorporated herein by this reference.

Mr. Narayan, age 50, was an executive officer of Best Western International Inc. from 1998 to March 2004, where he served most recently as Senior Vice President, Global Brand Management and Chief Financial Officer. He also served as Acting President and Chief Executive Officer of Best Western during a three-month period in 2002. From 1985 to 1998, Mr. Narayan was employed by Doubletree Corporation and Red Lion Hotels, Inc., serving as Senior Vice President and Treasurer immediately prior to his move to Best Western.

Under the Agreement, Mr. Narayan will be employed by the Company through December 31, 2006, unless the Agreement is terminated earlier in accordance with its terms. Thereafter, the Agreement automatically will renew for additional one-year periods unless it is terminated by either party upon 120-days’ notice prior to the end of the initial or any renewal period.

The Agreement may be terminated by the Company for “Cause” (as defined in the Agreement) or by Mr. Narayan within six months of the occurrence of any event that constitutes “Good Reason” (as defined in the Agreement). Good Reason includes, among other things, any of the following events that occur within 18 months after a change of control of the Company: (a) the Company changes its headquarters office location to a location more than 40 miles from the city limits of Spokane, Washington, (b) the Company changes Mr. Narayan’s job titles, or (c) Mr. Narayan experiences a significant diminution in his duties or responsibilities or compensation compared to prior to the change in control (other than as a result of the termination of his employment for Cause, death or disability or a voluntary termination by Mr. Narayan without Good Reason).

Under the Agreement, Mr. Narayan will receive an annual base salary of $225,000 (subject to annual review and increase in the discretion of the Compensation Committee of the Company’s Board of Directors) and will be entitled to participate in an annual bonus plan commencing in 2005 under which he will have a bonus opportunity of 40% of his base salary upon attainment of the plan’s target performance measures.

Upon execution of the Agreement, Mr. Narayan was granted an option under the Company’s 1998 Stock Incentive Plan (the “Plan”) to acquire 80,000 shares of the Company’s common stock at an exercise price of $5.10 per share. The option will vest as to 40,000 shares on November 22, 2008. The option contains provisions under which it may vest earlier as to 20,000 of these shares if the closing price of the Company’s common stock is at least $10.20 per share for 60 continuous trading days and as to the remaining 20,000 of these shares if the closing price of the Company’s common stock is at least $15.30 per share for 60 continuous trading days; however, the earliest that the option may vest under these provisions is November 22, 2006. The option will vest as to the remaining 40,000 shares on November 22, 2009.

The Company has also agreed to award Mr. Narayan 18,535 restricted stock units under the Plan pursuant to which he will receive 3,707 shares of common stock as soon as practicable and an additional 3,707 shares of common stock on November 22 in each of the following four years during which Mr. Narayan continues to be employed under the Agreement.

If (a) Mr. Narayan terminates the Agreement for Good Reason, (b) the Company terminates the Agreement without Cause other than by reason of Mr. Narayan’s death or disability, or (c) the Company gives notice electing not to permit the Agreement to automatically renew for an additional year following the end of the initial or any renewal term, Mr. Narayan will receive a severance payment equal to two times his total cash compensation in the prior year (but in any event not less than $450,000), plus a continuation of all benefits for a two-year period. In addition, all stock options held by Mr. Narayan will immediately vest, any restricted stock awarded but not yet issued to him will be issued, and all restrictions imposed on that stock will terminate.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Exhibit
10.1	Executive Employment Agreement dated November 22, 2004 between the Company and Anupam Narayan

99.1	Press Release dated November 22, 2004

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTCOAST HOSPITALITY CORPORATION

Dated: November 22, 2004	By:	/s/	Arthur M. Coffey

Arthur M. Coffey
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Exhibit
10.1	Executive Employment Agreement dated November 22, 2004 between the Company and Anupam Narayan

99.1	Press Release dated November 22, 2004

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